OMB APPROVAL

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PAC-WEST TELECOMM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1776 W. March Lane, Suite 250

Stockton, California 95207

November      , 2003

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders of Pac-West Telecomm, Inc., which will be held on December 4, 2003, at 3:00 p.m., Pacific time, at our principal executive offices, 1776 W. March Lane, Stockton, California, 95207. A Notice of Meeting, Proxy Statement and Proxy Form are included with this letter.

      At the special meeting, you will be asked to consider and take action with respect to two proposals. First, you will be asked to approve the issuance by us of warrants to purchase up to 26,666,667 shares of our common stock, representing approximately 41% of our outstanding common stock on a fully diluted basis as of the record date, at an exercise price of $1.50 per share and the issuance by us of the common stock issuable upon exercise of such warrants. Second, you will be asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes. These matters are described more fully in the enclosed Notice of Meeting and Proxy Statement and the enclosed Proxy Form. Unless both of these matters are approved, the transactions described in the enclosed Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

      It is important that your shares are represented and voted at the special meeting regardless of the size of your share holdings or whether or not you plan to attend the meeting in person. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed envelope. If you attend the special meeting, you may, of course, withdraw your proxy should you wish to vote in person.

      We hope that you will be able to attend the special meeting and we look forward to seeing you.

Sincerely,

HENRY R. CARABELLI
President and Chief Executive Officer

1776 W. March Lane, Suite 250

Stockton, California 95207

NOTICE OF MEETING

      A special meeting of shareholders of Pac-West Telecomm, Inc. (the “Special Meeting”) will be held on December 4, 2003, at 3:00 p.m., Pacific time, at our principal executive offices, 1776 W. March Lane, Stockton, California, 95207, to consider and take action with respect to two related proposals.

      First, you will be asked to approve the issuance by us of warrants to purchase up to 26,666,667 shares of our common stock, representing approximately 41% of our outstanding common stock on a fully diluted basis as of the record date, at an exercise price of $1.50 per share and the issuance by us of the common stock issuable upon exercise of such warrants. Second, you will be asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes. These matters are described more fully in the enclosed Notice of Meeting and Proxy Statement and the enclosed Proxy Form. Unless both of these proposals are approved, the transactions described in this Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

      Holders of record of our common shares at the close of business on October 22, 2003 are entitled to receive notice of and to vote on the matters which will be presented at the Special Meeting and at any adjournments or postponements thereof. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Special Meeting during normal business hours at our principal executive offices, which are located at 1776 W. March Lane, Suite 250, Stockton, California 95207.

By Order of the Board of Directors

ROBERT C. MORRISON
Secretary

November      , 2003

Your vote is important whether or not you plan to attend the Special Meeting in person and regardless of the number of common shares you own. Accordingly, please mark, sign and date the enclosed Proxy Form and mail it promptly in the envelope provided to help ensure that your common shares will be represented at the Special Meeting. If you attend the Special Meeting, you may, of course, withdraw your proxy and vote in person. In addition, you may revoke your proxy before it is voted by delivering written notice to our Corporate Secretary at our principal executive offices at the address above or by submission of a later-dated Proxy Form.

NOTICE OF MEETING
PROXY STATEMENT
THE TRANSACTIONS
Overview of the Transactions
Background of the Transactions
Terms of the Financing Transactions
General
The Note and Warrant Purchase Agreement
The Warrants
The Registration Rights Agreement
The Note
The Guaranty and Security Agreement
Terms of the Proposed Tender Offer and Consent Solicitation
Use of Proceeds of the Transactions
No Appraisal Rights
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION OF CERTAIN FINANCIAL AND OTHER MATTERS
DESCRIPTION OF PROPOSALS
Issuance of Warrants and Common Stock
Ratification of the Transactions
REASONS FOR SEEKING SHAREHOLDER APPROVAL
Nasdaq Requirements
Ratification
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS; REASONS FOR THE TRANSACTIONS
Recommendations of our Board of Directors
Reasons for the Transactions
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION

SPECIAL MEETING	1
THE TRANSACTIONS	2
Overview of the Transactions	2
Background of the Transactions	4
Terms of the Financing Transactions	6
General	6
The Note and Warrant Purchase Agreement	6
The Warrants	9
The Registration Rights Agreement	12
The Note	14
The Guaranty and Security Agreement	15
Terms of the Proposed Tender Offer and Consent Solicitation	17
Use of Proceeds of the Transactions	18
No Appraisal Rights	19
SELECTED FINANCIAL DATA	20
MANAGEMENT’S DISCUSSION OF CERTAIN FINANCIAL AND OTHER MATTERS	22
DESCRIPTION OF PROPOSALS	27
Issuance of Warrants and Common Stock	27
Ratification of the Transactions	27
REASONS FOR SEEKING SHAREHOLDER APPROVAL	28
Nasdaq Requirements	28
Ratification	29
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS; REASONS
FOR THE TRANSACTIONS	29
Recommendations of our Board of Directors	29
Reasons for the Transactions	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	33
SUBMISSION OF SHAREHOLDER PROPOSALS	34
INCORPORATION OF DOCUMENTS BY REFERENCE	34
WHERE YOU CAN FIND MORE INFORMATION	34

i

1776 W. March Lane, Suite 250

Stockton, California 95207

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 4, 2003

      This Proxy Statement is being furnished to the holders of common shares, par value $0.001 per share, of Pac-West Telecomm, Inc. (“we,” “us” or “our”) in connection with the solicitation of proxies by and on behalf of our board of directors for use at a special meeting of shareholders to be held on December 4, 2003, at 3:00 p.m., Pacific time, and at any adjournments or postponements thereof.

      The purpose of the special meeting is to consider and take action with respect to two proposals. First, you will be asked to approve the issuance by us to Deutsche Bank AG — London acting through DB Advisors, LLC as investment advisor, or Deutsche Bank, of warrants to purchase up to 26,666,667 shares of our common stock, representing approximately 41% of our outstanding common stock on a fully diluted basis as of the record date, at an exercise price of $1.50 per share and the issuance by us of the common stock issuable upon exercise of such warrants. Second, you will be asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes. These matters are described more fully in this Proxy Statement.

      Our board of directors recommends that our shareholders vote in favor of the issuance of the warrants and the shares of our common stock issuable upon exercise of the warrants, and that our shareholders vote to ratify all other matters related thereto. Unless both of these proposals are approved, the transactions described in this Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

      This Proxy Statement, the Notice of Meeting and the Proxy Form are being mailed on or about November      , 2003 to holders of record of our common shares at the close of business on October 22, 2003.

      If the enclosed Proxy Form is properly signed, dated and returned to us, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR approval of the issuance of the warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants and FOR ratification of all other matters related to the issuance of the warrants and the common stock issuable upon exercise of such warrants. We will present no other matters for the consideration of our shareholders at the special meeting.

      Returning your completed Proxy Form will not prevent you from voting in person at the special meeting if you are present and wish to vote. In addition, you may revoke your proxy before it is voted by delivering written notice to our Corporate Secretary prior to the beginning of the special meeting at our principal executive offices at the address above or by submission of a later-dated proxy.

      Only holders of record of shares of our common stock at the close of business on October 22, 2003 will be entitled to vote at the special meeting. Each outstanding share of our common stock entitles the holder thereof to one vote on each matter submitted to a vote of the holders of our common stock at the special meeting. As of October 22, 2003, we had 36,514,802 shares of our common stock outstanding. The presence in person or by proxy of a majority of the shares of our common stock outstanding will constitute a quorum for the purpose of transacting business at the special meeting.

      You may vote in favor of either proposal, against either proposal, or abstain from voting. Abstentions will be treated as shares present and entitled to vote, and therefore will be counted in determining the existence of a quorum. Abstentions will have the effect of a vote against either of the proposals, each of which requires the affirmative vote of a majority of the shares present and entitled to vote at the Special Meeting in order to be approved or adopted.

      If your shares are held in record name by a broker or nominee and you do not provide voting instructions to the broker or nominee, a “broker non-vote” will result. Because the rules of The Nasdaq Stock Market do not provide brokers or nominees with discretionary authority to vote shares for which no voting instructions are received, broker non-votes will be considered present but not entitled to vote. As a result, broker non-votes will be counted in determining the existence of a quorum but will not be counted in determining whether either proposal, each of which requires the approval of a majority of the shares present and entitled to vote, has been approved or adopted, or whether a majority of the votes of the shares present and entitled to vote has been cast.

      We will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Notice of Meeting and the Proxy Form. We intend to provide copies of such solicitation materials to brokerage houses, fiduciaries, custodians and other persons or entities holding shares of our common stock on behalf of the beneficial owner so that the solicitation materials may be forwarded to such beneficial owners. This solicitation, which is being conducted by mail, may be supplemented by a solicitation by telephone, telegram, or other permissible means by our directors, officers or employees. No additional compensation will be paid to these individuals for conducting such a solicitation. In addition, we have engaged Georgeson Shareholder as solicitation agent to coordinate the distribution of proxy materials and oversee the return of proxy cards. The fee for these services is expected to be customary and reasonable for services of this kind.

THE TRANSACTIONS

Overview of the Transactions

      On October 17, 2003, we entered into a note and warrant purchase agreement with Deutsche Bank which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million less certain expenses in exchange for the issuance of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, which we collectively refer to in this Proxy Statement as the “financing transactions.” We intend to use the proceeds from the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our outstanding Series B 13 1/2% Senior Notes due 2009, which we refer to in this Proxy Statement as “senior notes.” In connection with the sale of the senior secured note and the issuance of the warrants, we have also agreed to grant to Deutsche Bank and its transferees certain registration rights with respect to the common stock underlying the warrants.

      Under the purchase agreement and related instruments, the senior secured note will have an initial maturity of three years and Deutsche Bank will have the unilateral right to extend the maturity date of the senior secured note and the expiration date of the warrants for up to 18 months. Interest on the senior secured note will be payable quarterly at a floating rate per annum equal to the three-month London interbank offered rate, or LIBOR, plus 0.50% per annum. The senior secured note may not be transferred to any third party, other than affiliates of Deutsche Bank and certain identified permitted transferees, without our prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, we may withhold consent to any transfer of any interest in the senior secured note in a principal amount of less than $10 million. The senior secured note will be secured by substantially all of our assets.

      In addition to the senior secured note, we have agreed to issue to Deutsche Bank warrants to purchase an aggregate of up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The closing price of our common stock on October 29, 2003 was $2.88 per share. The warrants will have an initial expiration date of three years from the date of issuance, but Deutsche Bank may extend such expiration date for up to 18 months. The exercise price will be subject to weighted average antidilution protection in connection with equity issuances by the Company for consideration per share less than the exercise price and the number of shares of common stock covered by the warrants will be subject to customary adjustments in connection with certain significant corporate events. The warrants may be transferred by Deutsche Bank without our prior written consent to any of its affiliates, to certain identified permitted transferees and to persons or groups such that the common stock underlying the warrants to be transferred to such persons or groups is less than 10% of our outstanding common stock (on a fully diluted basis) at the time of such transfer. However, without our prior written consent, the warrants may not be transferred to any of our competitors or to persons or groups such that the common stock underlying the warrants to be transferred to such persons or groups is equal to or greater than 10% of our outstanding common stock (on a fully diluted basis) at the time of such transfer; provided that, with respect to 10% transfers, our consent may not be unreasonably withheld.

      We have agreed to grant Deutsche Bank and its transferees certain registration rights. In particular, we have agreed to file a shelf registration statement covering the common stock issuable upon exercise of the warrants within 90 days of the issuance of the warrants. In addition, Deutsche Bank and its transferees will generally have the right on two occasions to demand that a registration statement be filed covering the common stock issuable upon exercise of the warrants and to “piggy-back” on certain other registration statements filed by us.

      In addition, subject to the requirements of law and the fiduciary duties of our board of directors, we have agreed prior to closing to appoint a person designated by Deutsche Bank to serve as one of our directors and thereafter to nominate a person designated by Deutsche Bank to stand for election as one of our directors for so long as Deutsche Bank, its affiliates or certain identified permitted transferees continue to hold at least 25% of the warrants initially purchased or the common stock issuable upon exercise of such warrants.

      Completion of the financing transactions is subject to certain conditions, including, among other things, that: (1) the shareholders approve the issuance of the warrants and the common stock issuable upon exercise of the warrants, and certain other matters; (2) we receive the consent of the holders of at least a majority of the outstanding principal amount of our senior notes to an amendment of those provisions of the indenture governing such senior notes necessary or appropriate to give effect to the financing transactions on terms and conditions reasonably acceptable to Deutsche Bank and us; (3) the holders of at least a majority of the outstanding principal amount of our senior notes tender their senior notes to us on terms and conditions reasonably acceptable to Deutsche Bank and us; and (4) certain other customary conditions to closing.

      As described more fully below, we expect to use the proceeds of the financing transactions, together with a majority of our existing cash balance, to fund a tender offer and consent solicitation for at least a majority of our outstanding senior notes, and to pay for related expenses. We currently expect to offer to all holders of our senior notes the opportunity to sell all or a portion of their outstanding senior notes back to us for $900 per $1,000 of principal amount outstanding plus accrued and unpaid interest. Of this amount, we expect that $0.25 per $1,000 of principal amount will be designated a consent payment. We expect that all holders that validly tender their senior notes and do not withdraw their tender will be entitled to the consent payment, whether or not such senior notes are accepted by us. In addition, in order to encourage our noteholders to tender their senior notes early, we expect to offer an early tender premium of $20 per $1,000 of principal amount, payable to all noteholders that validly tender their senior notes during an early tender period and do not withdraw their tender, whether or not such senior notes are accepted by us. We expect that the consent payment and the early tender premium will only be paid if the tender offer is completed.

      We currently expect to offer to purchase up to $74 million, or approximately 77.8%, of the aggregate principal amount of our outstanding senior notes. If the aggregate principal amount of notes tendered pursuant to the tender offer exceeds the amount tendered for, we will accept senior notes for purchase on a pro rata basis. It will be a condition to closing the tender offer and related consent solicitation that, among other things, we receive (1) the consent of the holders of at least a majority of the outstanding principal amount of our senior notes to an amendment of certain provisions of the indenture governing such senior notes; and (2) the tender of at least a majority of the outstanding principal amount of our senior notes.

      The terms and conditions of the proposed tender offer and consent solicitation are subject to change in our sole and absolute discretion. There can be no assurances that we will be able to successfully complete the proposed tender offer and consent solicitation on the terms and conditions described in this Proxy Statement. Importantly, your vote in favor of ratification of all other matters related to the financing transactions shall include the ratification of the proposed tender offer and consent solicitation as may be changed in our sole and absolute discretion.

Background of the Transactions

      In early 1999, we issued $150.0 million principal amount of our 13 1/2% Senior Notes due 2009. During the second half of 2001, we and other participants in our industry began to be impacted by a general weakening of the economy, overcapacity in our industry, increased competitive pressure from industry participants, and lower demand from customers for telecommunications products and services.

      In connection with these developments, we determined that we would review all of our debt obligations and consider various alternatives to reduce such obligations, including, among other things, the purchase of our senior notes in the open market and in privately negotiated transactions. During 2002, we purchased an aggregate of approximately $54.9 million of outstanding principal amount of our senior notes for an aggregate purchase price of $20.7 million through a combination of open-market purchases and a cash tender offer. At October 28, 2003, we had outstanding approximately $95.1 million in principal amount of our senior notes.

      On May 23, 2003, we retained UBS Securities LLC as our exclusive financial advisor. Following its retention, among other things, UBS provided us with a review of our alternatives with respect to restructuring our outstanding debt obligations. In addition, representatives of UBS began to work with our management to assess the feasibility of restructuring our senior notes.

      On June 9, 2003, at a regular meeting of our board of directors, management and UBS presented to our board of directors a preliminary report on the variables that would impact a restructuring of the senior notes. Our board of directors considered and discussed the report of management and the advice of UBS along with the advice of our outside legal counsel. Based upon the report and advice provided, our board of directors determined that in its judgment a restructuring of the senior notes was feasible and in the best interests of our company and our shareholders. In addition, our board of directors designated a special restructuring committee of our board of directors to work with management and our advisors to develop the terms and provisions of such a restructuring.

      Following the June 9, 2003 board meeting, management, UBS and our legal advisors worked in consultation with the restructuring committee to develop a proposal to restructure the senior notes. From June to August, UBS contacted 25 private capital lenders and investors about potentially providing us with new capital to assist us in restructuring our senior notes. These firms, which included special situation lenders and private and hybrid equity investors, received information on our company and spoke with or met with our management team. Over this period, management, UBS and our legal advisors provided updates and recommendations to the restructuring committee and, in particular, provided presentations at meetings held on July 29, 2003, August 8, 2003 and August 21, 2003.

      Additionally, during this period we pursued alternatives for replacing our $40 million senior credit facility, which expired in June 2003, for purposes of, among other things, providing funding to facilitate a restructuring of some or all of our senior notes. We were not successful in securing a new credit facility on terms and conditions acceptable to us despite our efforts to negotiate with the two former lenders under our expired senior credit facility and with a number of parties capable of providing us with a similar credit facility.

      On August 27, 2003, at a special meeting of our board of directors, our board of directors received a report from our management and UBS concerning their efforts to develop a proposal to restructure the senior notes. In particular, the report reviewed various alternatives designed to raise new capital for the purpose of making a cash tender offer for our senior notes, including the issuance of new debt or equity to one or more investors. In addition, the report reviewed the possibility of structuring an exchange offer where the noteholders would receive convertible notes in exchange for our senior notes.

      Following the August 27, 2003 board meeting, management, the restructuring committee and UBS continued to work to develop a proposal to restructure our senior notes and to seek new debt or equity capital. Deutsche Bank was among the parties that UBS identified as possible financing sources for such new debt or equity capital. UBS began to work with our management and the restructuring committee to determine whether or not these parties or Deutsche Bank would be willing to provide new financing on terms satisfactory to us for purposes of effecting a cash tender offer for our senior notes.

      At a special meeting of our board of directors held on September 18, 2003, our management and UBS provided our board of directors with a report on the status of management’s efforts to develop a proposal to restructure our senior notes. This report included information concerning two written non-binding initial indications of interest, or term sheets, from Deutsche Bank and another prospective lender to provide financing in connection with a cash tender offer for our senior notes. We had not received any other term sheets from the other 23 special situation lenders and equity investors that UBS had contacted.

      Our management also provided our board of directors with a financial analysis with respect to the following basic alternatives: (1) maintaining the status quo without raising capital or restructuring our senior notes; (2) accepting the Deutsche Bank proposal and using the proceeds, together with a majority of our existing cash balance, to conduct a cash tender offer for the senior notes; and (3) offering a combination of a new convertible note and cash in exchange for the senior notes. Each of these alternatives was evaluated under various operating models and further consideration was given to the qualitative factors relevant to each of the alternatives.

      After receiving the report of our management and the advice of UBS and our outside legal counsel, our board of directors considered and discussed the report and such advice. Our board of directors concluded that, among other things, we could remain hindered from pursuing growth opportunities, including organic growth opportunities and mergers and acquisitions, as a result of the cash interest expense and leverage associated with our senior notes for so long as a substantial amount of our senior notes remain outstanding. In addition, our board of directors concluded that a reduction in our cash interest expense would provide us with the financial flexibility to more effectively manage our operational risks. Our board of directors further concluded that there would be substantial value to us and our shareholders if we secured a relationship with a strong capital partner such as Deutsche Bank. On the basis of the conclusions at this meeting, our board of directors directed our management to negotiate definitive documents relating to the Deutsche Bank proposal and work with UBS to develop the terms of a cash tender offer for our senior notes.

      At a meeting of our board of directors on September 30, 2003, our management and UBS presented to our board of directors an update on the status of the negotiations with Deutsche Bank. In addition, our outside legal counsel provided our board of directors with a summary of the material provisions of the preliminary drafts of the transaction documents provided by Deutsche Bank. In connection with this update, UBS also presented various alternatives, including conducting a cash tender offer for our senior notes or offering our noteholders a convertible note in exchange for our existing senior notes. Our board of directors indicated that the negotiations with Deutsche Bank were progressing in a manner that was consistent with our objectives and directed management to continue to negotiate the transaction documents and work with UBS to develop the terms of a cash tender offer for the senior notes.

      On October 17, 2003, at a special meeting of our board of directors, our management and UBS presented an overview of the financing and capital markets environment for our industry and for us in particular. The presentation provided our board of directors with a review of (1) the process that was conducted to raise capital for us in conjunction with restructuring our senior notes, (2) the negotiations with Deutsche Bank, (3) the historical trading price and volume performance of our common stock on both an absolute basis and relative to our industry, (4) the market price of our senior notes over this period and (5) an analysis of the sources and uses of cash for the proposed new financing and the cash tender offer for the senior notes. The board engaged in a detailed discussion with our legal advisors regarding the financing transactions and all material agreements related thereto.

      Following these presentations, our board of directors considered and voted to approve the financing transactions, including, without limitation, the issuance to Deutsche Bank of a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, as well as the issuance of the common stock to be issued upon the exercise of the warrants. In addition, our board of directors authorized us to make a cash tender offer for our senior notes.

Terms of the Financing Transactions

      The following is a summary of the material terms of the financing transactions and the agreements relating to the financing transactions. The following summary is qualified in its entirety by reference to the applicable agreements, which we have filed with the Securities and Exchange Commission, or the Commission, as exhibits to our Current Report on Form 8-K filed on October 21, 2003. That Current Report is incorporated into this document by reference. We encourage you to read the agreements relating to the financing transactions in their entirety.

General

      On October 17, 2003 we entered into a note and warrant purchase agreement with Deutsche Bank, which provides, among other things, that, subject to certain conditions, we will receive cash in the amount of $40 million, less certain expenses, in exchange for the issuance of a floating rate, pay-in-kind senior secured note in the principal amount of $40 million, together with warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The senior note will accrue interest at the three-month LIBOR rate plus .50% per annum and will mature on the third anniversary of the closing of the financing transactions, unless extended for up to 18 months as described below. We intend to use the proceeds from the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes.

The Note and Warrant Purchase Agreement

      Pursuant to the terms and conditions of the purchase agreement, in exchange for $40 million less certain expenses, we agreed to sell to Deutsche Bank a senior secured note in the principal amount of $40 million and warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. The senior secured note and warrants are described more fully below.

      We have agreed to operate our business in the ordinary course and consistent with our prior practice prior to the closing of the transactions contemplated by the financing transactions, and to provide Deutsche Bank prompt notice of any events or facts that would reasonably be expected to result in a breach of a representation, warranty or covenant. In addition, we have agreed to promptly prepare and file a proxy statement to solicit shareholder approval of the issuance of the warrants and the underlying common stock and to promptly commence a tender offer for our senior notes.

      For a period of six months from the closing of the financing transactions, Deutsche Bank has agreed not to engage in any hedging transactions with respect to our common stock and not to transfer the warrants, in whole or in part, to any affiliate or permitted transferee unless such affiliate or permitted transferee has agreed not to engage in any hedging transactions with respect to our common stock for such six-month period. Deutsche Bank has further agreed not to transfer any interest in the senior secured note to any third party other than an affiliate or certain identified permitted transferees without our prior written consent, which consent may not be unreasonably withheld. However, we may withhold our consent in our sole discretion with respect to any transfer of any interest of the note in a principal amount of less than $10 million.

      We have agreed to nominate for election to the board of directors one person designated by Deutsche Bank and who is reasonably acceptable to us, so long as Deutsche Bank, its affiliate transferees and/or certain identified permitted transferees hold at least 25% of the warrants (or common stock issuable upon exercise of the warrants) initially purchased by Deutsche Bank.

      We have generally agreed that neither our board of directors, officers or employees, nor our agents or other representatives will (1) solicit, initiate, encourage or take any actions to facilitate any action that may constitute or lead to any competing transaction, which means (a) any merger, consolidation, business combination, recapitalization or other similar transaction; (b) any sale, lease, transfer or other disposition of all or substantially all of our assets; (c) any sale, exchange, transfer or other disposition of 15% or more of any class of our equity securities; (d) any tender offer or exchange offer which would result in any person owning 15% or more of our common stock; (e) any financing provided to us in exchange for our debt or equity securities or (f) any other transaction that may impede, prevent or delay the financing transactions, (2) enter into or maintain discussions with another person or entity concerning a competing transaction, (3) agree to, approve or endorse a competing transaction or enter into any contract or commitment relating to a competing transaction, or (4) authorize or permit our officers, directors, agents or representatives to take any such action.

      Notwithstanding the foregoing, we may, among other things, engage in any of the actions identified above with respect to a person or entity that has made an unsolicited, written, bona fide proposal or offer regarding a competing transaction that our board of directors determines in its good faith judgment (after consultation with its financial advisor) would constitute, or is reasonably likely to lead to the delivery of, a superior proposal, and determines in its good faith judgment (after consultation with its legal counsel) that the taking of such action is required in order to allow our board of directors to comply with its fiduciary obligations. We have further agreed to provide Deutsche Bank with written notice at least one business day prior to taking such action.

      We have generally agreed that neither our board of directors nor any committee thereof will withdraw or modify in a manner adverse to Deutsche Bank a recommendation to the shareholders to approve the financing transactions or approve or recommend entering into any agreement or obligation regarding a competing transaction. Notwithstanding the foregoing, our board of directors may withdraw or modify the recommendation if it determines in its good faith judgment prior to the special meeting of shareholders and after consultation with its independent legal counsel, that it is required to make a change in the recommendation to comply with its fiduciary obligations.

      The purchase agreement provides for customary representations and warranties by us and Deutsche Bank at signing and closing. Other than certain limited representations related to fundamental matters, which survive indefinitely, and representations related to tax matters, which survive for the applicable statute of limitations, our representations and warranties survive until the first anniversary of closing. These representations and warranties are subject to specified exceptions and qualifications.

      The obligations of Deutsche Bank to close the purchase agreement and purchase the senior secured note and warrants are subject to the following conditions, unless otherwise waived by Deutsche Bank:

•	our representations and warranties under the purchase agreement being true and correct in all respects and our compliance in all material respects with all covenants and agreements contained in the purchase agreement;

•	the absence of any event which could have a material adverse effect with respect to us, which is any circumstance, change in or effect on us that is likely to be materially adverse to our business, operations, assets or liabilities, not including any circumstance, change or effect that arises out of a change in markets, economic conditions or that has been previously disclosed in our Commission filings;

•	the delivery and execution by us of the guaranty and security agreement and the registration rights agreement (each as defined and described below);

•	the approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants by our shareholders and any other aspects of the transactions contemplated by the purchase agreement, which our board of directors may reasonably determine to be desirable or appropriate;

•	our obtaining the consent of the holders of at least a majority of the principal amount of our senior notes to an amendment or waiver of the provisions of the indenture governing the senior notes necessary or appropriate to effect the financing transactions, and the tender by the holders of the senior notes and the purchase by us of at least a majority of the outstanding principal amount of the senior notes for cash on terms reasonably acceptable to Deutsche Bank and us;

•	the receipt by us of approval from The Nasdaq Stock Market for the listing of the shares of common stock issuable upon exercise of the warrants;

•	the appointment to our board of directors of a person designated by Deutsche Bank and reasonably acceptable to us;

•	the receipt by Deutsche Bank of a legal opinion from our counsel, Jenner & Block, LLC;

•	the receipt of necessary governmental authorizations, consents or approvals, if any;

•	no action having been commenced by a governmental authority or third party, and the absence of any governmental order that may restrain, prevent or alter the execution, delivery or performance of the purchase agreement or financing transactions; and

•	no violation of applicable law as a result of or after giving effect to the financing transactions.

      Our obligations to close the purchase agreement, and sell the senior secured note and warrants to Deutsche Bank, are subject to the following conditions, unless otherwise waived by us:

•	Deutsche Bank’s representations and warranties under the purchase agreement being true and correct in all material respects and Deutsche Bank’s compliance in all material respects with all covenants and agreements contained in the purchase agreement;

•	the delivery and execution by Deutsche Bank of the guaranty and security agreement and the registration rights agreement.

•	the approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants by our shareholders and any other aspects of the transactions contemplated by the purchase agreement, which our board of directors may reasonably determine to be desirable or appropriate;

•	our obtaining the consent of the holders of at least a majority of the principal amount of our senior notes to an amendment or waiver of the provisions of the indenture governing the senior notes necessary or appropriate to effect the financing transactions contemplated by the purchase agreement, and the tender by the holders of the senior notes and the purchase by us of at least a majority of the outstanding principal amount of the senior notes for cash on terms reasonably acceptable to Deutsche Bank and us;

•	the receipt of necessary governmental authorizations, consents or approvals, if any; and

•	no action having been commenced by a governmental authority or third party, and the absence of any governmental order that may restrain, prevent or alter, the execution, delivery or performance of the purchase agreement or financing transactions.

      We have agreed to indemnify Deutsche Bank, its affiliates, officers, directors, employees, agents, successors and assigns from liability or loss arising out of or resulting from our breach of any representation or warranty, agreement or covenant in connection with the purchase agreement. We are not liable for any loss, unless the aggregate amount of losses exceeds $400,000, and then only to the extent of the losses in excess of $400,000 up to a maximum liability in most cases of $40 million. However, for breaches of certain fundamental representations, there is no deductible or liability limit under the purchase agreement.

      Deutsche Bank may terminate the purchase agreement at any time prior to the closing if:

•	an event or condition has occurred that results in a material adverse effect with respect to us;

•	any representation or warranty made by us in the purchase agreement is not true and correct when made, subject to a 30-day cure period if such breach is capable of being cured;

•	we fail to comply in all material respects with the covenants or agreements contained in the purchase agreement, subject to a 30-day cure period if such breach is capable of being cured;

•	bankruptcy or insolvency proceedings are initiated against us or we make a general assignment for the benefit of creditors; or

•	we enter into a binding agreement for a superior proposal or there has been a change in the recommendation of our board of directors.

      We may terminate the purchase agreement at any time prior to the closing if:

•	(1) we have not breached our obligations with respect to the solicitation of other transactions and the recommendation of our board of directors with respect to the financing transactions, (2) we have not received shareholder approval for the issuance of the warrants or the shares of common stock issuable upon exercise of the warrants, (3) our board of directors authorizes us to enter into a binding agreement regarding a superior proposal and we notify Deutsche Bank in writing of our intent to do so and (4) Deutsche Bank does not, within three business days, make an offer that our board of directors determines, after consultation with our financial advisors, to be at least as favorable to our shareholders as the superior proposal; or

•	our board of directors changes its recommendation with respect to the financing transactions.

      Either we or Deutsche Bank may terminate the purchase agreement if:

•	the closing does not occur by January 31, 2004, and the delay is not due to the failure of the terminating party to fulfill any of its obligations under the purchase agreement;

•	a governmental authority issues a final and non-appealable order, decree or ruling that restrains, enjoins or prohibits the financing transactions; or

•	by mutual consent.

      In the event either we or Deutsche Bank terminate the purchase agreement on valid grounds related to a superior proposal and the superior proposal relates to a merger, consolidation or similar transaction, the acquisition of a majority of our outstanding common stock (other than as a result of our issuance of common stock) or the sale, lease or transfer of all or substantially all of our assets, we must grant to Deutsche Bank warrants to purchase 1,000,000 shares of our common stock on terms substantially identical to those provided in the warrants to be issued in connection with the financing transactions, except that the exercise price will be $4.47 per share, which was the closing price of our common stock on the day prior to the execution of the purchase agreement.

      In the event either we or Deutsche Bank terminate the purchase agreement on valid grounds related to a superior proposal, and the superior proposal relates to the issuance by us of our debt or equity securities, then we must pay Deutsche Bank $750,000 in immediately available funds.

      In the event the purchase agreement is terminated by either us or Deutsche Bank as a result of a change in the recommendation of our board of directors in the absence of a superior proposal, we must grant warrants to Deutsche Bank to purchase 1,000,000 shares of our common stock on terms substantially identical to those provided in the warrants to be issued in connection with the financing transactions, except that the exercise price will be $4.47 per share.

      In the event our shareholders fail to approve the issuance of the warrants and the common stock issuable upon exercise of such warrants, and ratify all other matters related thereto, the financing transactions will not be consummated. However, the failure to obtain shareholder approval would not, in the absence of an event involving a superior proposal, obligate us to make any additional termination payments to Deutsche Bank. Regardless of whether or not the financing transactions are consummated, we are obligated to reimburse Deutsche Bank for all reasonable, documented out-of-pocket costs and expenses up to an aggregate of $250,000, including documented fees and counsel expenses incurred in connection with the financing transactions.

The Warrants

      The warrants issuable pursuant to the purchase agreement entitle Deutsche Bank to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share. By their terms, the warrants are exercisable in whole or in part, and from time to time, for the three-year period following the closing of the financing transactions. We have agreed that Deutsche Bank will have a one-time option to extend the exercise period to any date up to four years and six months following closing of the financing transactions. If Deutsche Bank elects to extend the expiration date of the exercise period for the warrants held by Deutsche Bank or its affiliates, the maturity date for that portion of the senior secured note held by Deutsche Bank or its affiliates will be extended to the same date. The expiration date for the exercise period will be automatically extended if on the expiration date there is no effective registration statement or a blackout period is in effect pursuant to the registration rights agreement or we have not received the requisite governmental approvals to permit the warrant exercise. The expiration date will be extended until such registration statement is declared effective, there is no blackout period or all requisite approvals are obtained.

      We have agreed that the warrants will be exercisable, in whole or in part, at the election of the warrantholder (whether Deutsche Bank or a permitted transferee of all or part of the warrants), by:

•	the surrender of the warrants, with the necessary notice of exercise, to us and the payment of the exercise price for the shares being purchased;

•	if in connection with a registered public offering of our securities, the surrender of the warrants, with the necessary notice of exercise, together with notice of arrangements reasonably satisfactory to us for payment to us from the proceeds of the sale of shares in the public offering; or

•	the tender of all or a portion of the senior secured note in a principal amount equal to the then applicable exercise price multiplied by the shares being purchased.

      The terms of the warrant provide that the warrantholder may also elect to effect a cashless exercise of the warrants if the average of the closing price of our common stock over the 20 trading days immediately prior to the date of the proposed exercise is equal to or greater than $5.00 per share at the time of exercise. If the warrantholder elects to exercise the warrants where the average closing price of our common stock over such period is less than $5.00 per share, we may require the warrantholder to effect a cashless exercise. A cashless exercise would entitle the warrantholder, without the payment of any additional consideration, to the number of our common shares produced by the following formula:

•	the excess of the fair market value of one of our common shares at the time of the election to make a cashless exercise over the exercise price of the warrants, multiplied by

•	the number of shares for which the warrant is to be exercised, and divided by

•	the fair market value of one of our common shares at the time of the election to make a cashless exercise.

      The terms of the warrant provide that regardless of the manner of exercise, the shares issued upon the exercise of the warrants must be duly and validly issued, fully paid and nonassessable upon issuance. In addition, during the term of the warrants, we must at all times have sufficient shares authorized and unissued to cover all shares issuable under the warrants. As of October 22, 2003 we had 100,000,000 shares of our common stock authorized, of which 36,514,802 shares were issued and outstanding and 1,332,757 shares of our common stock were reserved for grant under our equity incentive plans. Accordingly, as of such date, we had a sufficient number of authorized and unissued shares of common stock to cover the 26,666,667 shares of common stock issuable under the warrants.

      We have agreed that there will be a number of circumstances under which the exercise price of the warrants may be adjusted prior to the exercise of the warrants:

•	Share Adjustment. If we effect a stock split or a reverse stock split, or issue additional shares of common stock as a dividend or distribution, the exercise price and the number of shares issuable upon exercise of the warrants will both be adjusted accordingly in order that each warrantholder may retain its proportionate ownership. Any adjustment will become effective at the close of business on the date the subdivision, combination or reclassification becomes effective or the record date of such dividend or distribution.

•	Corporate Transaction. If we effect any corporate reclassification, capital reorganization, consolidation, spin-off, merger, transfer of all or a substantial portion of our properties or assets, or any dissolution, liquidation or winding up, we must provide that each warrantholder will have the right to receive upon exercise of the warrants the same number of our common shares and amount of cash or other consideration that the warrantholder would have been entitled to receive had the warrants been exercised immediately prior to the transaction.

•	Discounted Share Issuance. If we issue or sell or are deemed to issue or sell additional shares of common stock other than excluded stock, which means stock issued to our directors, officers or employees in connection with their services under our benefit plans or stock issued pursuant to a merger, consolidation or acquisition approved by our board of directors, at a price below the exercise price, the exercise price of the warrants will be decreased to an amount determined by dividing the previously applicable exercise price by a fraction:

•	the numerator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of additional common shares issued or sold or deemed to be issued or sold, and

•	the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of our common shares that the aggregate consideration received by us for the additional common shares so issued or sold would purchase at the previously applicable exercise price.

However, if the exercise price is equal to or less than $.001 per share, instead of adjusting the exercise price, the number of shares of common stock available to be purchased upon exercise of the warrants will be increased by multiplying the previous applicable number of shares by a fraction:

•	the numerator of which will be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of additional common shares issued or sold or deemed to be issued or sold, and

•	the denominator of which shall be the sum of (1) the number of our common shares outstanding immediately prior to such issuance or sale, plus (2) the number of our common shares that the aggregate consideration received by us for the additional common shares so issued or sold would purchase at the previously applicable exercise price.

•	Options. If any options or convertible securities provide for any decrease or increase in (1) the consideration payable to us or for which such options are exercisable, convertible or exchangeable or (2) the number of shares of common stock issuable upon the exercise or conversion thereof, then the exercise price for the warrants will be adjusted accordingly to reflect such decrease or increase insofar as it affects any such options or convertible securities, as if such options or convertible securities included such terms as adjusted upon their original issuance, sale, grant, assumption or record date, as the case may be.

•	No adjustments relating to options or convertible securities will increase the exercise price for the warrants by more than all previous reductions in the exercise price for the warrants relating to the same options or convertible securities.

•	Upon the expiration or the repurchase and cancellation of any options or convertible securities which have not been exercised, any adjustment to the warrant exercise price made as a result of the issuance of such options or convertible securities will be readjusted and recomputed under certain situations, provided, however that no adjustments will increase the exercise price by more than all previous reductions in the exercise price.

•	Dividends. If we declare or pay a dividend of any type other than a dividend payable in shares of our common stock (with the exception of quarterly cash dividends on our common stock in an amount up to 5% per year of our common stock on the date declared) the exercise price of the warrants will be reduced to compensate each warrantholder for the reduction in value of our common shares as a result of the dividend.

•	Other Adjustments. Any other events not specifically enumerated where the specified antidilution provision would not fairly protect the purchase rights of the warrantholder will require our board of directors to make an appropriate adjustment to adequately protect the purchase rights of the warrantholder.

      In addition, we have agreed to notify Deutsche Bank 15 days prior to any issuance or sale of our convertible or exchangeable debt or equity securities having more favorable antidilution provisions than are provided under the warrants and to allow Deutsche Bank to participate proportionately in such issuance or sale. Deutsche Bank must notify us within five business days of their intent to participate in such issuance or sale. Deutsche Bank’s share will be determined by dividing the number of shares issuable upon exercise of the warrants by the total number of our outstanding common shares before giving effect to such transaction.

      Under the terms of the warrant, if the warrantholder in good faith disagrees with our board of directors as to the determination of the fair market value in respect of securities not traded on a national securities exchange or an automated quotation system, or property valued by our board of directors at more than $2,500,000, then the warrantholder may elect to contest the determination of such fair market value. If such an election is made, we must engage an appraiser, who must issue a valuation report to both us and the warrantholder. The appraiser’s determination of fair market value is final and binding.

      Under the terms of the warrant, if applicable, Deutsche Bank and we will file all necessary forms and documents with the proper authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and all other agency requirements or regulations. Deutsche Bank and we will coordinate our efforts in promptly responding to all government inquiries.

      Under the terms of the warrant, prior to the exercise of the warrants, the warrantholder is not entitled to any rights of a shareholder, including the right to vote or receive dividends. In addition, the warrantholder has no obligation to exercise all or any portion of the warrants to purchase any of our common shares.

      The terms of the warrant provide that the warrants and the shares issued upon exercise of the warrants will contain a restrictive legend, limiting their transferability under the securities laws. We have agreed, at our expense, to cause new warrant certificates or share certificates to be issued whenever the restrictive legend is no longer required in the opinion of the warrantholder’s counsel. Under the terms of the warrant, the warrants are transferable in whole or in part by the warrantholders without our consent to any person or group such that the common stock underlying the warrants to be transferred to such persons or groups is less than 10% of our outstanding common stock on a fully diluted basis at the time of transfer. Warrantholders may not, without our prior written consent, transfer the warrants to any of our competitors or in an amount equal to 10% or more of our outstanding common stock on a fully diluted basis at the time of transfer, unless such transfer is to an affiliate of Deutsche Bank or certain identified permitted transferees; provided that, with respect to 10% transfers, our consent may not be unreasonably withheld.

The Registration Rights Agreement

      The registration rights agreement sets forth the rights of holders of warrants and the common stock issuable upon exercise of the warrants, which we refer to as “registrable securities,” to have such registrable securities registered with the Commission under the Securities Act of 1933, as amended. The registration rights agreement also sets forth our obligations to cooperate with the holders of registrable securities to register these shares.

      We have agreed that, within 90 days after the closing date of the financing transactions, we must file a shelf registration statement on Form S-3 covering the resale of the registrable securities pursuant to Rule 415 under the Securities Act. In addition, we must use our reasonable best efforts to have the shelf registration statement declared effective and remain continuously effective during the exercise period of the warrants to permit the disposition of the registrable securities.

      We have also agreed to grant “demand” registrations pursuant to the registration rights agreement. In particular, after receipt of a written request from holders of registrable securities that we effect a registration under the Securities Act, we are required to notify all holders of registrable securities of the receipt of the request and each holder of registrable securities may elect to have all or part of its shares included in such demand registration. In addition, we must, no later than 30 days (excluding days under a blackout period) after receiving the request for a demand registration, file and thereafter use our reasonable best efforts to cause a registration statement to be declared effective relating to all registrable securities that we have been requested to include in such registration.

      Under the registration rights agreement, there are limitations on the rights of holders of registrable securities to initiate such a “demand” registration, including:

•	The aggregate value of the registrable securities requested to be registered must be for (i) at least $10 million at the time such demand is made or (ii) at least 20% of the shares initially issuable upon exercise of the warrants.

•	Holders of registrable securities are entitled to a total of two such registrations in addition to the shelf registration referred to above; provided, however, that if the participating holders are not able to register and sell at least two-thirds of the registrable securities sought to be included in the demand registration, then such demand registration will not be counted as one of the two demand registrations available. We may not be required to file more than two such registrations in any twelve-month period, any demand registration within 180 days of the effectiveness of any other registration statement, or any demand registration within 90 days following the effectiveness of any other registration statement filed pursuant to an existing registration rights agreement that we previously entered into for the benefit of some of our other security holders or with respect to the sale by us of our common stock.

•	We will only be required to include in any registration, including any “piggy-back” registration, registrable securities up to the maximum amount advised by the managing underwriter that can be offered without having certain material adverse effects on the distribution or marketability of the shares. If the number of registrable securities sought to be registered, including any sought to be registered under our existing registration rights agreement, exceeds this maximum amount, we will include the shares of all holders of registration rights under any other registration rights agreements and holders of registrable securities on a pro rata basis.

      Under the registration rights agreement, if we propose to file certain registration statements (other than a Form S-4 or S-8, or any successor forms) we must notify all holders of registrable securities prior to any such filing. Each holder of registrable securities must notify us within 10 days of receiving the notice, stating the number of registrable securities the holder seeks to register, and we must include such shares in the registration, subject to the volume limitations discussed below.

      Under the registration rights agreement, there are limitations on the rights of holders of registrable securities to initiate such a “piggy-back” registration, including:

•	We will only be required to include in such registration registrable securities up to the maximum amount advised by the managing underwriter that can be offered without having certain material adverse effects on the distribution or marketability of the shares.

•	If the registrable securities sought to be registered under a piggy-back registration exceed the maximum amount advised by the managing underwriter:

•	if we initiate such a registration, we will include our own securities first, then the securities of holders under other registration rights agreements and the holders of registrable securities up to the maximum amount (subject to the requirement that a minimum of 25% of the registrable securities to be registered be made available for holders of registrable securities); or

•	if holders of registrable securities initiate such a registration, we will include the registrable securities of the initiating holders of registrable securities first, then the shares of any other participating warrantholders under any other registration rights agreements, then our own securities (subject to the requirement that a minimum of 25% of the securities be made available for warrantholders under the purchase agreement participating in the piggy-back registration request).

      Under the registration rights agreement, the registration rights will terminate upon the later to occur of the second anniversary of the expiration of the warrants, as described more fully above, and three months after the date Deutsche Bank ceases to be an affiliate of ours pursuant to Rule 144 of the Securities Act.

      Under the registration rights agreement, we have the right to delay the filing or effectiveness of either a “demand” registration or a “piggy-back” registration or suspend sales under a shelf registration statement filed pursuant to the registration rights agreement, in the event that:

•	we, in accordance with the advice of our counsel, would be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed, and

•	in the reasonable judgment of our board of directors, there is a reasonable likelihood that this disclosure, or any other action taken in connection with the prospectus, would materially and adversely affect or interfere with (i) any financing, acquisition, merger, disposition of assets, corporate reorganization or other similar transaction involving us or (ii) our best interests or the best interests of our shareholders and such disclosure relates to material legal and regulatory developments; provided, however, that we are required to delay the filing or effectiveness of any registration statement required pursuant to the rights of holders of any other registrable securities during any such “blackout period” that we establish.

      We have agreed to bear all expenses incurred in connection with each registration, including, among others, accounting fees, fees of the NASD, expenses of complying with blue sky laws, fees and disbursements of our counsel and of one counsel for the participating warrantholders.

      Under the registration rights agreement, we will agree to indemnify each holder of registrable securities and certain other parties participating in a registration against any losses and claims to the extent such losses and claims are based on any untrue or alleged untrue statement of material fact contained in the registration statement or the omission of material facts from the registration statement. Also, we must also reimburse these indemnified parties for their legal and other expenses related to investigating or defending such loss or claim.

      In addition, each holder of registrable securities participating in a registration must, separately and not jointly, indemnify us, along with our directors and officers, agents, underwriters and certain other persons against losses and claims to the extent such losses and claims are based on any untrue or alleged untrue statement of material fact contained in the registration statement or the omission of material facts from the registration statement, but only to the extent that the statement or omission was made in reliance upon written information furnished by the holder of the registrable securities expressly for use in connection with the registration. Each holder of registrable securities will reimburse any legal or other expenses reasonably incurred by us, or our directors, officers, agents or underwriters incurred in connection with investigating or defending any such loss or claim.

      Under the registration rights agreement, if the required indemnification is unavailable, the indemnifying party must contribute to the amount owed by the indemnified party in the proportion appropriate to reflect the relative fault of the indemnifying party and indemnified parties. No person guilty of fraudulent misrepresentation will be entitled to contribution from any person who is not guilty of fraudulent misrepresentation.

      Under the registration rights agreement, if the holders of registrable securities participating in a registration have requested an underwritten offering, we will select the underwriter subject to the approval of the holders of a majority of the shares being registered, which approval may not be unreasonably withheld or delayed. Any warrantholder that disapproves of the terms of the underwriting may withdraw its shares from the registration by written notice to us.

The Note

      Pursuant to the purchase agreement, we have agreed to issue to Deutsche Bank a senior secured note in an initial principal amount of $40 million. Interest on this note will be computed at a floating rate of interest equal to three-month LIBOR plus .50% per annum. The interest rate will be adjusted for each three-month interest period during the term of the note and will be established as of the date two business days prior to the first day of each quarterly interest period. Interest will be calculated on the basis of actual number of days elapsed in a year of 360 days. However, we will have the option to pay interest in cash or to cause such interest to be capitalized and added to the principal amount of the senior secured note.

      Under the senior secured note, the outstanding principal balance, together with any accrued and unpaid interest, will be due and payable in full on the third anniversary of the closing of the financing transactions. However, the maturity date may be extended at Deutsche Bank’s option for a period equal to any extension of the exercise period for the warrants.

      In the event that we fail to make principal or interest payments when due, the senior secured note provides that we will be charged a default interest rate equal to 2% per annum above the interest rate on the note, payable on the demand of Deutsche Bank and computed from the due date of the payments until such principal and interest is paid in full. The senior secured note may be prepaid at any time without premium or penalty. If we prepay the note, the warrants will remain outstanding for their full term or until exercised by Deutsche Bank.

      Under the senior secured note, in the event we default on our obligations under the senior secured note, Deutsche Bank may elect to accelerate our obligations under the senior secured note and require that we immediately pay all unpaid principal and accrued interest under the senior secured note, together with all reasonable out-of-pocket costs of collection. Any such amounts which we do not pay within 10 days of Deutsche Bank’s written demand will bear interest at the default interest rate described above. The senior secured note will be secured pursuant to the terms of the guaranty and security agreement described below.

      Deutsche Bank has agreed not to transfer any interest in the senior secured note to any third party other than an affiliate or certain identified permitted transferees without our prior written consent, which consent may not be unreasonably withheld. However, we may withhold our consent in our sole discretion with respect to any transfer of the senior secured note in a principal amount of less than $10 million.

The Guaranty and Security Agreement

      In order to provide Deutsche Bank with a security interest in certain collateral with respect to our obligations under the senior secured note, we and each of our material subsidiaries (a subsidiary constituting 5% or more of our aggregate consolidated assets is considered material) have agreed to enter into a guaranty and security agreement. In the event of the formation or acquisition of any material subsidiary, such subsidiary would be required to join the agreement as a guarantor. Upon becoming a party to the guaranty and security agreement, each guarantor will jointly and severally guarantee the payment when due of our obligations in respect of the senior secured note payable, and grant a security interest in its assets with respect to such obligations.

      The security interest granted under the guaranty and security agreement will encompass substantially all of our assets, including, but not limited to, the following types of collateral:

•	all equipment and software related thereto;

•	all inventory;

•	all accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and all other obligations of any kind;

•	certain pledged equity and the certificates, if any, representing such pledged equity, together with additional shares of stock and other equity interests acquired by us from time to time, and all dividends and other distributions received in respect of such equity;

•	certain pledged debt and the instruments evidencing such debt, together with additional indebtedness owed to us from time to time;

•	all other investment property, including, without limitation, securities, security entitlements, securities accounts, commodity contracts and commodity accounts;

•	certain intellectual property agreements, together with certain rights thereunder;

•	various items of accounts, including all deposit accounts, promissory notes, certificates of deposit, deposit accounts, checks and other instruments, together with all interest, dividends, distributions, cash, instruments and other property received, receivable or otherwise distributable in respect of the foregoing;

•	certain intellectual property, including all patents, patent applications, trademarks, service marks, domain names, trade dress, trade names, copyrights, whether registered or unregistered, computer software programs and databases, confidential and proprietary information, including know-how, trade secrets, inventions, research and development information, all registrations and applications for any of the foregoing, all tangible embodiments of the foregoing, all agreements, permits, consents, orders and franchises relating to the license, development use or disclosure of any of the foregoing, and any and all claims for damages and injunctive relief for infringement, dilution, misappropriation or other misuse with respect to any of the foregoing;

•	all books and records, including, without limitation, customer lists, credit files and other records pertaining to any collateral; and

•	all proceeds of, collateral for, income, royalties and other payments for any and all of the collateral.

      Pursuant to the guaranty and security agreement, we may grant a lien senior to that of Deutsche Bank in our accounts receivable to serve as security for a revolving credit facility of up to the greater of $10 million or 70% of our accounts receivable (up to $25 million). The collateral does not include any rights under any contract or other agreement to the extent the grant of a security interest would invalidate the underlying rights of the grantor in such contract or agreement, is prohibited by such contract or agreement, would give any other party to such contract or agreement the right to terminate its obligations thereunder, or is not permitted without consent, unless all such required consents have been obtained.

      We will make customary representations and warranties under the guaranty and security agreement. We will also make customary affirmative covenants in connection with the guaranty and security agreement, some of which are limited to circumstances that would have a material adverse effect on us. These affirmative covenants include:

•	we must comply in all material respects with all applicable laws, rules and regulations;

•	we must pay and discharge all federal and other material taxes and other material claims that, if unpaid, may become a lien upon our property;

•	we must maintain and preserve our existence, legal structure or rights;

•	we must maintain and preserve all properties in good and working order and condition, ordinary wear and tear excepted;

•	we must conduct all transactions with affiliates permitted under the transaction documents governing the financing transactions on terms that are fair and reasonable and no less favorable to us than we would obtain in a comparable arm’s-length transaction with a non-affiliate, subject to certain exceptions;

•	we must, upon the formation or acquisition of a material subsidiary, cause such subsidiary to formally guarantee and pledge certain of its assets as collateral to secure our obligations under the senior secured note;

•	we must comply with the terms of our leaseholds; and

•	within two days after the occurrence of any default, event of default or any event reasonably likely to have a material adverse effect with respect to us, we must deliver to the collateral agent a statement of our chief financial officer setting forth the details of such event and the action that we have taken and propose to take with respect thereto.

      In addition, we will make various, customary negative covenants including, but not limited to, the following:

•	we may not create or incur any liens with respect to any of our properties, other than certain permitted liens (including in respect of the above-described revolving credit facility);

•	we may not create or incur any debt, except certain types of permitted debt, including, but not limited to:

•	debt under the loan documents related to the financing transactions;

•	certain debt existing on the closing date;

•	debt owed to another party granting a security interest under the guaranty and security agreement, provided that debts to another grantor in excess of $250,000 are considered to be pledged to Deutsche Bank and must be evidenced by promissory notes which are pledged as security for the grantor’s obligations; and

•	additional debt, provided that the ratio of our total consolidated debt (including the above described revolving credit facility) to stockholder equity on a post-transaction basis is greater than or equal to 2.5:1;

•	we may not sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except with certain limited exceptions;

•	we may not declare or pay any dividends, purchase, redeem or retire any of our equity securities, return any capital to our stockholders or make any distribution of assets, equity securities, obligations or securities to our stockholders, except that we may declare and pay dividends and distributions payable only in our common stock;

•	we may not redeem, purchase or otherwise satisfy prior to the scheduled maturity thereof, or make any payment in violation of any subordination terms of, any debt, except the prepayment of the senior secured note issued to Deutsche Bank in connection with the financing transactions, and the redemption of our outstanding senior notes;

•	we may not amend our, or permit any of our subsidiaries to amend its, certificate of incorporation or bylaws or other constitutive documents; and

•	we may not make, or permit any of our subsidiaries to make, any changes in accounting policies or practices, except as required by generally accepted accounting principles.

      Upon the payment in full of our obligations under the senior secured note, the pledge and security interest granted under the guaranty and security agreement will terminate.

Terms of the Proposed Tender Offer and Consent Solicitation

      We expect to use the cash proceeds to be received under the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for up to $74 million, or approximately 77.8%, of the aggregate principal amount of our outstanding senior notes. We expect to offer to purchase for cash from the holders of our senior notes all or any part of their senior notes, subject to proration, for a total purchase price equal to $900 per $1,000 principal amount of the senior notes plus accrued and unpaid interest up to, but not including, the settlement date. As an incentive to noteholders to tender their senior notes and provide their consent in a timely manner, we currently expect to offer an “early tender premium” of $20 per $1,000 of principal amount to be paid to noteholders that tender their senior notes and consent to the amendment of the indenture by a specified date before the expiration of the tender offer and have not withdrawn such offer or consent, whether or not such senior notes are accepted by us. This early tender premium will only be paid if the tender offer is completed.

      Concurrently with the tender offer, we also intend to solicit the consent of our noteholders to the amendment of certain of the restrictive covenants and other provisions of the indenture governing our senior notes. The amendments would eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture. If we receive the consent of noteholders holding a majority of the outstanding principal amount of senior notes, we expect to enter into a supplemental indenture incorporating the amendments. Of the $900 purchase price being offered to noteholders for each $1,000 principal amount of our senior notes tendered, we expect that $0.25 will be designated a “consent payment” in exchange for each noteholder’s consent to the proposed amendments to the indenture. If the tender offer is completed, we expect that we will pay the consent payment to all record holders of senior notes who validly tender and do not withdraw their consent, whether or not such senior notes are accepted by us. Noteholders that tender their senior notes pursuant to the tender offer will be deemed to have consented to the proposed amendments, and noteholders may not validly give their consent to the amendments without tendering their senior notes.

      We expect to accept up to a maximum of $74 million, or 77.8%, of the aggregate principal amount of our outstanding senior notes plus accrued and unpaid interest up to, but not including, the settlement date. If the amount of senior notes tendered exceeds the amount tendered for, we will accept notes for purchase on a pro rata basis. We will be under no obligation to purchase any of the senior notes from the noteholders unless various conditions shall have been satisfied or waived including the completion of the financing transactions.

      The senior notes that we do not purchase pursuant to the tender offer will remain outstanding. If the proposed amendments to the indenture governing our senior notes become operative, all senior notes outstanding after the operative time will lose the benefit of the restrictive covenants and other provisions in the indenture removed by the amendments. Following the tender offer, we may from time to time acquire senior notes, otherwise than pursuant to the tender offer, through open market purchases, privately negotiated transactions, tender offers or otherwise.

      Noteholders that have tendered their senior notes may withdraw such tenders at any time before we execute the supplemental indenture. A withdrawal by a noteholder also revokes such withdrawing noteholder’s consent. No tender, whether given before or after the execution of the supplemental indenture, may be withdrawn after we execute the supplemental indenture. The expiration date of the tender offer is expected to be on or reasonably soon after the date of the special meeting but may be extended. We expect that the settlement date for the tender offer will occur promptly after the expiration of the tender offer.

      We may determine at any time, at our sole discretion, to amend the terms of the proposed tender offer and consent solicitation.

      The terms and conditions of the proposed tender offer and consent solicitation are subject to change in our sole and absolute discretion. There can be no assurances that we will be able to successfully complete the proposed tender offer and consent solicitation on the terms and conditions described in this Proxy Statement. Importantly, your vote in favor of ratification of all other matters related to the financing transactions shall include the ratification of the proposed tender offer and consent solicitation as may be changed in our sole and absolute discretion.

Use of Proceeds of the Transactions

      As stated above, we expect to use the proceeds from the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes. In the table below we have summarized the estimated sources and uses of proceeds from the financing transactions and the tender offer (all amounts in millions):

Sources of Funds:

Gross proceeds from the financing transactions	$40.0
Majority of current cash balance	36.1

Total sources of funds	$76.1

Uses of Funds(1):

Purchase of senior notes	$68.5
Accrued interest	3.4
Expenses related to the transactions	4.2

Total uses of funds	$76.1

(1)	Assumes that (1) we purchase $74 million principal amount of our senior notes pursuant to the tender offer, (2) 100% of our senior notes are tendered prior to the early tender premium deadline requiring the payment of the early tender premium with respect to 100% of the notes, even though we expect to purchase less than all of the notes tendered and (3) payment of accrued interest up to the settlement date estimated for these purposes to occur on December 5, 2003. There can be no assurances that actual events will conform to these assumptions.

No Appraisal Rights

      Under the California Corporations Code, there are no rights of appraisal in connection with the transactions contemplated above.

SELECTED FINANCIAL DATA

      This section presents our selected historical financial data. You should read carefully the consolidated financial statements, related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” from our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this Proxy Statement. The selected historical financial data in this section is not intended to replace the consolidated financial statements.

      We generally recognize revenues for telecommunications services when service is provided. Reciprocal compensation is recognized as revenue only to the extent received in cash or when collectibility is reasonably assured. For more information on reciprocal compensation, please refer to our 2002 Annual Report on Form 10-K.

	Nine months ended
	September 30,	Years ended December 31,
	2003
	(Unaudited)	2002	2001

	(In thousands, except per share amounts
	and line of service data)
Statement of Operations Data:
Revenues	$106,550	$164,098	$149,992
Costs and expenses:
Cost of sales	26,532	53,525	57,345
Selling, general and administrative:	44,609	60,114	66,575
Depreciation and amortization	33,913	40,350	34,181
Restructuring charges	125	8,620	8,764
Impairment of assets	—	16,621	16,787

Total operating expenses	105,179	179,230	183,652
Income from operations	1,371	(15,132)	(33,660)
Interest expense	9,541	17,398	19,937
Gain on repurchase of bonds	—	(33,847)	—
Other income (loss), net	30	(1,474)	(4,212)

Income (loss) before provision for income taxes	(8,200)	2,791	(49,385)
Provision (benefit) for income taxes	(2,733)	745	(14,593)

Net income (loss)	$(5,467)	$2,046	$(34,792)

Diluted net income (loss) per share	$(0.15)	$0.06	$(0.96)
Basic weighted average shares outstanding	36,464,152	36,307,851	36,057,941
Diluted weighted average shares outstanding	36,464,152	36,334,337	36,057,941
Other data:
EBITDA(1)	$35,254	$58,934	$556
Cash flow from operations	$17,984	$44,571	$10,975
DS-0 equivalent lines of service	425,070	327,021	235,244
Balance Sheet Data:
Cash, cash equivalents and short term investments	$61,312	$57,259	$82,500
Total assets	$212,371	$243,016	$314,737
Total long-term debt	$95,372	$97,443	$160,192
Stockholders’ equity	$81,940	$87,236	$85,071
Total liabilities and stockholders’ equity	$212,371	$243,016	$314,737

(1)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe EBITDA is a common measure used by analysts and investors as well as a means to evaluate our capacity to meet our service obligations. We use EBITDA as an internal measurement tool and have also included EBITDA performance goals in our 2003 compensation plans. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information. The table above reconciles EBITDA to our net cash provided by operating activities.

	Nine months ended
	September 30,	Years ended December 31,
	2003
	(Unaudited)	2002	2001

	(In thousands, except per share amounts
	and line of service data)
Reconciliation of EBITDA to Operating Cash Flow:
EBITDA	$35,254	$58,934	$556
Net gain on bond repurchase	—	33,847	—
Non-Cash restructuring charges	—	(3,408)	(5,000)
Impairment of assets and goodwill	—	(16,621)	(16,787)
Changes in operating assets and liabilities	7,960	(6,134)	2,894
Interest expense, net	9,541	15,793	15,760
Deferred income tax benefit	84	(7,309)	(3,111)
Allowance for doubtful accounts receivable	—	(1,008)	(3,214)
Amortization of deferred financing costs	(315)	(693)	(878)
Amortization of deferred stock compensation	—	(104)	(83)

Operating cash flow	$17,984	$44,571	$10,975

MANAGEMENT’S DISCUSSION OF CERTAIN FINANCIAL

AND OTHER MATTERS

      The following discussion should be read in conjunction with the selected financial information set forth above in the section entitled “Selected Financial Data” and the reports and other information filed by us with the Commission. See “Where You Can Find More Information.”

Overview

      We are a provider of integrated communications services in the western United States. Our customers include Internet service providers and enhanced communications service providers, collectively referred to as service providers, or SPs, and small and medium-sized enterprise, or SME businesses, many of which are communications intensive users.

      We built our facilities-based network to capitalize on the significant growth in Internet usage and in the related demand for local telephone service by SPs, as well as the increasing demand of SME businesses for customized and integrated voice and data communications services. We believe the statewide footprint of our network, which encompasses all of the major metropolitan areas of California, provides us with a significant competitive advantage over Incumbent Local Exchange Carriers, or ILECs, and other Competitive Local Exchange Carriers, or CLECs, particularly with regard to SP customers. We believe our ubiquitous network within the State of California enables SPs to provide their business and residential customers with access to Internet, paging and other data and voice services from almost any point in the state through a local call. We believe the breadth of our product offerings and the structure of our network enable us to generate high network utilization, and strong gross profit margins. In addition, by providing levels of customer service that we believe is higher than that of our competitors we believe that we differentiate ourselves in the marketplace. We believe that this focus on superior customer service on a company-wide basis, which we have internally branded as “Five Star,” will provide us with the ability to sustain high levels of customer loyalty and allow us to achieve benchmark industry levels of turnover in customers, which we refer to as “churn.”

      A substantial portion of our revenue is derived from reciprocal compensation paid by ILECs with which we have interconnection agreements, or ICAs. The revenues from these carriers are the result of ICAs we have entered into with them that provide for the transport and termination of local telecommunication traffic. Reciprocal compensation payments are currently an important source of revenue for us, and as a result, the failure, for any reason, of one or more ILECs from which we receive reciprocal compensation payments to make all or a significant portion of such payments in the future could adversely affect our financial condition. Key drivers of reciprocal compensation revenue are the number of calls we terminate, the minutes of use associated with such calls and the rates we are compensated at by the ILECs. The right of CLECs, such as us, to receive reciprocal compensation is the subject of numerous regulatory and legal challenges.

      The following table sets forth our total revenue, reciprocal compensation revenue and reciprocal compensation revenue as a percentage of total revenue for each of the quarterly periods beginning with the quarter ended March 31, 2001 and ending with the quarter ended September 30, 2003 (in millions):

	2001				2002				2003

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Total revenue	$40.1	$38.2	$35.5	$36.2	$43.1	$38.5	$34.2	$48.3	$30.5	$45.7	$30.3
Reciprocal compensation revenue	$16.9	$15.9	$14.1	$15.5	$23.5	$16.1	$12.1	$12.5	$9.4	$23.8	$7.8
Reciprocal compensation revenue as a percentage of total revenue	42.1%	41.6%	39.7%	42.8%	54.5%	41.8%	35.4%	25.9%	30.8%	52.1%	25.7%

Financial Results for the Third Quarter

Revenues

      Our total revenues for the third quarter of 2003 were $30.3 million, a decrease of $15.4 million, or 33.7%, from revenues of $45.7 million in the second quarter of 2003, and a $3.9 million, or 11.4%, decrease from revenues of $34.2 million in the third quarter of 2002.

      Our total revenues for the third quarter of 2003 declined relative to total revenues for the second quarter of 2003 despite sequential growth in lines in service and minutes of use, primarily due to a $16.0 million decline in reciprocal compensation revenues. Included in the second quarter of 2003 reciprocal compensation revenues are $10.0 million in reciprocal compensation revenues previously earned by us, but withheld by certain ILECs. The remaining $6.0 million decline in reciprocal compensation revenues in the third quarter of 2003 primarily resulted from lower per minute reciprocal compensation rates paid by ILECs and the withholding of reciprocal compensation payments by Verizon for approximately two months of the quarter.

      The year over year decrease in revenues in the third quarter of 2003 from revenues in the third quarter of 2002 is primarily due to a $4.3 million decline in reciprocal compensation from lower per minute reciprocal compensation rates paid by ILECs and the withholding of reciprocal compensation payments by Verizon for approximately two months of the third quarter of 2003. These declines were partially offset by increased DS-0 lines in service and total minutes of use on a year over year basis.

      As previously announced, both Verizon and SBC have attempted to adopt the Federal Communications Commission’s (FCC) Intercarrier ISP Compensation Order. In particular, the FCC Order introduced a series of declining reciprocal compensation pricing tiers for minutes of use, at rates starting below the rates previously negotiated in our interconnection agreements with both carriers. The lowest pricing tier specified by the order was reached on June 15, 2003, which will remain in effect until such time that a replacement FCC Order may be introduced.

      Additionally, the FCC Order introduced artificial annual growth limits on compensable minutes of use subject to reciprocal compensation based on the composition and balance of traffic between carriers. Based on Verizon’s interpretation of the growth cap formula, Verizon commenced withholding reciprocal compensation payments to us during July 2003, and has indicated its intention to withhold any further reciprocal compensation payments for the duration of 2003. If other significant carriers that we exchange traffic with, such as SBC, were to adopt a similar interpretation of the growth cap formula, we could experience further significant reductions in reciprocal compensation revenue as a result of payment withholdings for the balance of 2003. Furthermore, ILECs that withhold reciprocal compensation payments for 2003 based on their interpretation of the FCC order may also withhold reciprocal compensation payments in 2004 and beyond.

      We are disputing these withheld reciprocal compensation revenues and have challenged the legality of the growth caps and as well as Verizon’s and SBC’s implementation of the FCC Order. There are no assurances that disputed past or future reciprocal compensation payments will ever be paid to us.

Expenses

      Cost of sales were $8.8 million in the third quarter of 2003, an increase of $1.8 million, or 25.7%, from $7.0 million in the second quarter of 2003, and a decrease of $3.7 million, or 29.6%, from $12.5 million in the third quarter of 2002. Cost of sales for the third quarter of 2003 were inclusive of $2.0 million in negotiated supplier credits recognized during the period. Similarly, cost of sales for the second quarter of 2003 were inclusive of $4.1 million in negotiated supplier credits for the period. These supplier credits are a result of the resolution of disputes with our suppliers and there can be no assurance that we will continue to receive supplier credits in the future.

      Selling, general and administrative expenses were $15.2 million in the third quarter of 2003, an increase of $1.0 million, or 7.0%, from $14.2 million in the second quarter of 2003, and a $0.3 million, or 2.0%, increase from $14.9 million in the third quarter of 2002. The $1.0 million increase in the third quarter of 2003 from selling, general and administrative expenses for the second quarter of 2003 primarily is the result of a negotiated supplier credit of approximately $0.8 million recognized during the second quarter.

Net Income (Loss)

      Net loss for the third quarter of 2003 was ($4.3) million, compared to net income of $9.2 million for the second quarter of 2003 and net income of $4.9 million for the third quarter of 2002.

      Net income for the second quarter of 2003 was inclusive of $10.0 million in revenues earned by us for services rendered in prior periods but withheld by certain ILECs and $4.1 million in negotiated supplier credits. Net income for the third quarter of 2002 included a gain on repurchase of bonds of $14.9 million relating to open market purchases undertaken in the quarter to retire $22.8 million in principal amount of senior notes at a significant discount from face value.

      Basic and diluted net loss per share for the third quarter of 2003 was ($0.12), as compared to basic and diluted net income per share of $0.25 in the second quarter of 2003, and basic and diluted net income per share of $0.13 in the third quarter of 2002.

EBITDA

      EBITDA (earnings before interest expense, net; income taxes; depreciation and amortization) for the third quarter of 2003 was $6.3 million, a decrease of $18.0 million, or 74.1%, from $24.3 million for the second quarter of 2003, and a decrease of $15.4 million, or 71.0%, from $21.7 million in the third quarter of 2002. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing our results with those of our competitors as well as a means to evaluate our capacity to meet our service obligations. We use EBITDA as an internal measurement tool and we have included EBITDA performance goals in our 2003 company-wide compensation package. Accordingly, we are including EBITDA in our discussion of financial performance as we believe that its presentation provides useful and relevant information.

      The reconciliation of EBITDA to Operating Cash Flow for the periods presented is as follows (in millions):

	2002	2003

	Q3	Q2	Q3

EBITDA	$21.7	$24.3	$6.3
Net gain on bond repurchase	$14.9	$—	$—
Non-cash restructuring charges	$(0.2)	$—	$—
Changes in operating assets and liabilities	$5.6	$10.9	$(6.8)
Interest expense, net	$3.7	$3.4	$3.1
Deferred income tax benefit	$(0.3)	$—	$—
Allowance for doubtful accounts receivable	$(0.1)	$—	$—
Amortization of deferred financing costs	$(0.1)	$(0.1)	$(0.1)

Operating cash flow	$(1.8)	$10.1	$10.1

      The $18.0 million decline in EBITDA in the third quarter of 2003 compared to the second quarter of 2003 was primarily due to a $16.0 million decline in reciprocal compensation revenues and an increase of $1.8 million in cost of sales. The $15.4 million decline in EBITDA in the third quarter of 2003 as compared to the third quarter of 2002 was primarily due to a $14.9 million gain on repurchase of bonds in the second quarter of 2002.

Liquidity

      As of September 30, 2003, we had cash, cash equivalents and short-term investments totaling $61.3 million, an increase of $7.3 million from $54.0 million at the end of the second quarter of 2003, and an increase of $4.0 million from $57.3 million as of December 31, 2002. These cash increases resulted primarily from operating cash flow offset by interest expense in the periods.

Lines of Service/ Minutes of Use

      Total DS-0 equivalent lines in service, which include SP and on-network SME DS-0 line equivalents, were 425,070 in the third quarter of 2003, an increase of 21,319 DS-0 lines, or 5.3%, sequentially from 403,751

DS-0 lines at the end of the second quarter of 2003 and an increase of 100,970 lines, or 31.2%, from 324,100 lines at the end of the third quarter of 2002.

      Total minutes of use were 11.2 billion in the third quarter of 2003, an increase of 1.2 billion minutes, or 12.0%, from 10.0 billion minutes in the second quarter of 2003, and an increase of 3.0 billion minutes, or 36.6%, from 8.2 billion minutes in the third quarter of 2002.

Effect of the Proposed Transactions

Effect on Cash Interest Expense

      As described more fully elsewhere in the Proxy Statement, in connection with the financing transactions, we have agreed to issue Deutsche Bank a senior secured note with an original principal amount of $40.0 million and warrants to purchase up to 26,666,667 shares of our common stock. The senior secured note will mature three years from the date of closing of the financing transactions, may be extended for up to 18 additional months at the option of Deutsche Bank, and will accrue interest at a rate of three-month LIBOR, which as of October 25, 2003 was approximately 1.2%, plus 0.50% per annum. We may elect to capitalize the quarterly interest payments, with the entire principal and any capitalized interest payable at maturity.

      We will value the issuance of both the senior secured note and the warrants as a single transaction, which will factor in the in-the-money value of the warrants and the net present value of the senior secured note on the date of issuance. Once the value of the financing transactions has been set, an allocation of the value will be made on a percentage basis between the senior secured note and the warrants based upon each of their corresponding contribution to the total net value. This allocation will result in a discount to the face amount of the senior secured note recorded, reducing our total liability recorded for the senior secured note to less than the principal amount loaned to us. The discount recorded against the senior secured note will be accreted to interest expense over the life of the senior secured note using an effective interest rate method. Additionally, any costs incurred in connection with the financing transactions will also be amortized to interest expense over the life of the senior secured note. As a result, we currently expect to report total interest expense that is significantly greater than the stated interest rate on the senior secured note.

      If the full amount of senior notes expected to be offered for by us are tendered and accepted, we would have outstanding following completion of the tender offer $21.1 principal amount of senior notes. We will continue to be obligated to make semi-annual interest payments at a rate of 13.5% per annum on the outstanding amounts of senior notes. Assuming we were to capitalize interest on the senior secured note, and three-month LIBOR remained unchanged from October 25, 2003, we would save approximately $10.0 million in annual cash interest payments in connection with the completion of the financing transactions and the tender offer as currently contemplated. Assuming we were to pay quarterly interest on the senior secured note in cash and three-month LIBOR remained unchanged from October 25, 2003, we would save approximately $9.3 million in annual cash interest payments. Notwithstanding the foregoing, there can be no assurances that we will be successful in purchasing all of the senior notes expected to be offered for in connection with the tender offer or that the terms and conditions of the tender offer will not change. Furthermore, there can be no assurances that three-month LIBOR will not be materially different in future periods. Accordingly, the anticipated savings in cash interest payments associated with completion of the financing transactions and the tender offer may be materially less than described above. Due to the treatment of the senior secured note discount and any costs incurred by us to complete the financing transactions discussed above, annual interest expense may be more or less than we currently recognize on the outstanding senior notes, depending on amounts accreted and amortized to interest expense over the life of the senior secured note.

Effect on Capitalization

      We expect to use the proceeds of the financing transactions, together with a majority of our existing cash balance, to fund a tender offer for at least a majority of our outstanding senior notes. If the full amount of senior notes expected to be offered for by us are tendered and accepted, we would have outstanding following completion of the tender offer $21.1 million in principal amount of senior notes. Assuming that all of the outstanding senior notes are tendered within the time required to qualify for the early tender premium described above, we would pay $76.1 million to acquire the senior notes (including estimated related fees and expenses and accrued interest), of which $40.0 million would be funded with the proceeds of the financing transactions and $36.1 million would be funded with our existing cash balance. On a pro forma basis, after giving effect to the foregoing transactions, our cash and short term investments would have been $26.9 million as of September 30, 2003 and our total liabilities would be $94.7 million, exclusive of any discount applied to the senior secured note as of September 30, 2003. Notwithstanding the foregoing, there can be no assurances that we will be successful in purchasing all of the senior notes expected to be offered for in connection with the tender offer and there can be no assurances that the terms and conditions of the tender offer will not change. Accordingly, the amount of total liabilities, exclusive of any discount applied to the senior secured note and the amount of cash and short-term investments upon completion of the financing transactions and the tender offer, may be more or less than the indicated amounts.

      The exercise of the warrants would have a dilutive effect on the voting power of our common shares outstanding at the time of exercise. As of the record date of October 22, 2003, we had 36,514,802 shares of common stock issued and outstanding. Under the warrants, the issuance of which is subject to the approval of our shareholders, Deutsche Bank will have the right to acquire 26,666,667 shares of our common stock during the three-year period following the closing of the financing transactions, which may be extended by Deutsche Bank for 18 months, at an exercise price of $1.50 per share. The exercise of the warrants for cash would reduce the voting power of our common shares outstanding at the time of exercise by up to approximately 41% on a fully diluted basis as of October 22, 2003. If the warrants are exercised in a cashless exercise, the dilution in voting power could be less than the dilution associated with a non-cashless exercise, and would vary based upon the market price of our common stock at the time of exercise. Furthermore, with the ability to designate a director to be appointed or nominated to our board of directors, as applicable, and the potential to obtain a large percentage of our common stock through the exercise of the warrants, Deutsche Bank would be able to exercise significant influence over our management and direction.

Accounting Treatment

      We currently expect that accounting treatment of the financing transactions would fall under Accounting Principles Board No. 14 (APB 14). As an initial matter, although each of the components of the financing transactions appears to be a distinct transaction, that is, the warrants are separate and distinct from the senior secured note, under the generally accepted accounting principles as defined in APB 14, the financing transactions will be accounted for and valued as a single transaction. It is expected that we will need to obtain a valuation of the financing transactions. Once the value of the financing transactions has been obtained, an allocation of such value will be made between the senior secured note and the warrants. It is currently expected that the warrants will be valued at significantly more than 50% of the total value of the financing transactions. Under APB 14, the value assigned to the warrants represents the discount to the face amount of the senior secured note. The discount to the face amount of the senior secured note will be accreted to interest expense over the life of the senior secured note using an effective interest rate method.

      In connection with the tender offer, the face amount of the senior notes purchased will be retired and any resulting gain, which is equal to the difference between the face amount of the senior notes retired and the total consideration paid, less acquisition costs, will be recognized as income in the period the tender offer closes.

Tax Treatment

      We will realize cancellation of indebtedness income on the purchase of our outstanding senior notes pursuant to the tender offer in an amount equal to the excess of the principal amount of the senior notes purchased over the amount paid therefor. We expect to have sufficient current and cumulative net operating losses, or NOLs, to offset taxable income arising from the purchase of the outstanding senior notes and, therefore, do not expect the financing transactions to cause an immediate cash payment for taxes due.

      With respect to the senior secured note and warrants, we will allocate the $40 million received from Deutsche Bank in connection with the financing transactions between the senior secured note and warrants based on their relative fair market values. This allocation is expected to result in an allocation of value to the senior secured note that is significantly less than its face amount. As a result, we expect to report interest expense and amortization of original issue discount in amounts that are significantly greater than the stated interest on the senior secured note. In this regard, you should be aware that, when considered along with other characteristics of the transaction, the treatment of the issuance of the senior secured note and warrants for tax purposes is not free from doubt. We considered and evaluated the proposed transaction without assuming any tax benefits or deductions that may be available with respect to the senior secured note.

      The issuance of the warrants, when combined with shifts of ownership by significant shareholders in the last year, may cause an “ownership change” for tax purposes that could affect our ability to utilize our accumulated NOLs to offset future taxable income. Based upon the current market value of our common stock and NOLs available for carryforward, an ownership change in connection with the issuance of the warrants should not prevent us from utilizing all of our NOLs over the next two years. However, any actual limitation will be based on our stock value immediately before the financing transactions, which could result in a significantly more restrictive limit on the use of our NOLs.

DESCRIPTION OF PROPOSALS

      There are two separate but related proposals being submitted to a vote of our shareholders. Each of these proposals is described below:

Issuance of Warrants and Common Stock

      This proposal is to approve the issuance of warrants to purchase up to an aggregate of 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants. The approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

Ratification of the Transactions

      This proposal is to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes. The approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

      The terms and conditions of the proposed tender offer and consent solicitation are subject to change in our sole and absolute discretion. There can be no assurances that we will be able to successfully complete the proposed tender offer and consent solicitation on the terms and conditions described in this Proxy Statement. Importantly, your vote in favor of ratification of all other matters related to the financing transactions shall include the ratification of the proposed tender offer and consent solicitation as changed in our sole and absolute discretion.

      Unless both of these proposals are approved, the transactions described in this Proxy Statement will not have been approved by our shareholders and, accordingly, will not be completed.

REASONS FOR SEEKING SHAREHOLDER APPROVAL

      You are being asked to consider and act upon a proposal to approve the issuance of warrants to purchase up to an aggregate of 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants. Second, you are being asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes.

Nasdaq Requirements

      As a company listed on The Nasdaq SmallCap Market, we are subject to the Marketplace Rules of the National Association of Securities Dealers, or NASD. There are two provisions of the Nasdaq Marketplace Rules which require shareholder approval for the issuance of the warrants and the common stock issuable thereunder:

Issuance of Securities Equal to 20% or More of Outstanding Common Stock

      Nasdaq Marketplace Rule 4350(i)(1)(D) requires shareholder approval in connection with a transaction (other than a public offering) involving the sale or issuance of common shares (or securities convertible into or exercisable for common shares) equal to 20% or more of the common shares or voting power outstanding before the issuance at a price (including a conversion price or exercise price) less than the greater of the book or market value of the shares. The warrants issued to Deutsche Bank represent the right to obtain up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, which would represent approximately 41% of both our common shares and voting power on a fully diluted basis as of the record date, if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise. In addition, we expect that, upon the issuance of the warrants at the closing of the financing transactions, the per share market value of our common shares will exceed the exercise price of the warrants. As a result, we believe that the issuance of the warrants requires the approval of our shareholders under Nasdaq Marketplace Rule 4350(i)(1)(D).

Change of Control

      Nasdaq Marketplace Rule 4350(i)(1)(B) requires that listed issuers obtain shareholder approval in connection with a transaction where an issuance or potential issuance of the issuer’s securities will result in a “change of control” of the issuer. While the term change of control is not defined in the Nasdaq Marketplace Rules, the NASD has stated that it presumes that a change of control has occurred where a transaction results in an investor holding more than 30% of the issuer’s common stock or voting power on a post-transaction basis, where no other investor or group of investors, nor the issuer’s management and directors taken as a group, holds a larger interest in the issuer than does the investor.

      As described above, the warrants issued to Deutsche Bank represent the right to obtain up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share, which would represent approximately 41% of both our common shares and voting power on a fully diluted basis as of the record date, if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise. Furthermore, no other shareholder or group of shareholders unaffiliated with Deutsche Bank, nor our management and directors as a group, would have an interest greater than Deutsche Bank on a post-transaction basis. As a result, we believe the issuance of the warrants would effect a “change of control” as defined in Nasdaq Marketplace Rule 4350(i)(1)(B), thereby triggering our obligation to obtain shareholder approval prior to the issuance of the warrants.

Ratification

      You are being asked to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes. In this context “ratification” refers to an expression of approval by shareholders of one or more matters for which their approval is not required as a matter of law. We believe that ratification may under certain circumstances be effective to protect actions taken by the Company and its board of directors against certain claims by shareholders challenging such actions.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS;

REASONS FOR THE TRANSACTIONS

Recommendations of our Board of Directors

      Our board of directors has reviewed the issuance of the warrants to purchase 26,666,667 shares of our common stock and the issuance of the common stock issuable upon exercise of such warrants, and has unanimously determined that the issuance of such warrants and common stock are desirable and in our best interests, and in the best interests of our shareholders. Accordingly, our board of directors recommends that our shareholders vote in favor of the issuance of the warrants to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of the common stock issuable upon exercise of such warrants.

      Our board of directors has also reviewed all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes. Our board of directors has unanimously determined that such other matters are in our best interests and in the best interests of our shareholders. Accordingly, our board of directors recommends that our shareholders vote to ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes.

Reasons for the Transactions

      In making the recommendations to approve the financing transactions, our board of directors considered, among other things, each of the following factors:

•	the growth strategy of our management, endorsed by our board of directors, to build long term shareholder value for our company by pursuing organic expansion and other potential growth opportunities, which may include mergers and acquisitions, to achieve greater economies of scale and competitive advantage in our markets, to improve cash flow, and to create opportunities to diversify our revenue stream by, among other things, decreasing our reliance upon unpredictable reciprocal compensation payments;

•	the fact that possible improvements in our cash flow would assist us in competing with CLECs which have recently emerged from bankruptcy proceedings with reduced indebtedness and aggressive pricing strategies;

•	the recognition of our management and board of directors that, in order to pursue this growth strategy at this time, we believe we must achieve the following goals: continue to reduce our leverage, reduce our cash interest expense, and amend or waive certain restrictive covenants in the indenture governing the senior notes that currently curtail our financial and strategic flexibility;

•	the conclusions of our board of directors, after our management and UBS conducted an extensive five month analysis and process of evaluating and pursuing various alternatives for further reducing our leverage, reducing our cash interest expense, and amending or waiving certain restrictive covenants in the indenture governing the senior notes, that the proposed financing transactions are expected to help us achieve these goals;

•	the financing transactions, including the purchase of at least a majority of the senior notes, are expected to significantly reduce our annual cash interest expense, while improving our cash flow;

•	the financing transactions are expected to enable us to reduce our high leverage through the application of the proceeds of the financing transaction, together with a majority of our existing cash, to fund a tender offer for at least a majority of the senior notes at a discount to face value;

•	the financing transactions are expected to enable us to amend or waive certain restrictive covenants in the indenture governing the senior notes that have curtailed our financial and strategic flexibility;

•	the financing transactions are expected to give us a close strategic and financial relationship with Deutsche Bank, whose collective broad relationships and influence may be leveraged to our benefit in the capital markets and the telecommunications industry; Deutsche Bank will also appoint a representative to our board of directors; and

•	the fact that possible improvements in our cash flow would assist us in addressing financial risk associated with our relatively high customer concentration.

      Our board of directors also considered certain potentially adverse factors in its deliberations concerning the financing transactions, including:

•	the dilutive effect of the increase in our common shares upon exercise of the warrants issued to Deutsche Bank, which warrants represent the right to obtain up to 26,666,667 shares, which would represent approximately 41% of both our common shares and voting power on a fully diluted basis if the warrants are exercised for cash, and a lower percentage if the warrants are exercised in a cashless exercise;

•	the potential for Deutsche Bank to directly or indirectly effect a future change in control of our company, or otherwise exercise the controlling influence of a major shareholder;

•	the risk that the financing transactions will not close due to a failure to satisfy one or more of the conditions to the closing of the financing transactions, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement;”

•	the provisions in the purchase agreement requiring us to pay certain termination fees payable in warrants or cash under certain circumstances, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement;” and

•	the provisions in the purchase agreement requiring us to indemnify Deutsche Bank, subject to limitations, for certain losses they may incur, as more fully described under the heading “Terms of the Financing Transactions — The Note and Warrant Purchase Agreement.”

      The foregoing discussion concerning the information and factors considered by our full board of directors, is not intended to be exhaustive, but includes the material factors considered by our board of directors in making the determination. In view of the variety of factors considered in connection with its evaluation of the financing transactions, our board of directors did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in reaching its determinations. In addition, individual directors may have given different weights to different factors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information regarding ownership of our common shares as of October 21, 2003 for: (1) each person who we know owns beneficially more than 5% of our outstanding common stock; (2) each of our current directors and nominees, and executive officers; and (3) all of our current directors and nominees, and executive officers as a group.

Table of Beneficial Ownership

			Percent
	Number of Shares		Beneficially
Beneficial Owner	Beneficially Owned(1)		Owned(2)

Significant Shareholders:
Bay Alarm Securities LLC	4,308,188	(3)	11.7
925 Ygnacio Valley Road Walnut Creek, CA 94596
William Blair Capital Partners VI, L.P.	3,652,649	(4)	10.0
222 West Adams Street Chicago, IL 60606
SCP Private Equity Partners, L.P.	3,547,219	(5)	9.7
435 Devon Park Drive, Building 300
Wayne, PA 19087
Directors and Named Executive Officers:
A. Gary Ames	74,208	(6)	*
Wayne Bell	50,000	(7)	*
H. Ravi Brar	197,833	(8)	*
Henry R. Carabelli	283,333	(9)	*
David G. Chandler	3,652,649	(10)	10.0
Wallace W. Griffin	1,597,594	(11)	4.2
Michael B. Hawn	75,400	(12)	*
Jerry L. Johnson	47,929	(13)	*
John K. La Rue	991,701	(14)	2.7
Tom Munro	0	(15)	*
Samuel A. Plum	3,712,219	(16)	10.2
Jagdish N. Sheth	17,875	(17)	*
All of Pac-West’s Directors and Executive Officers as a Group (19 Persons)	10,912,793	(18)	28.4

(1)	Includes the number of shares of common stock subject to options exercisable within sixty (60) days of October 21, 2003.

(2)	Shares of common stock exercisable within sixty (60) days of October 21, 2003 are considered outstanding for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentage held by others. Percentages of less than one (1) percent are denoted by an asterisk.

(3)	Based solely upon a Schedule 13G, dated February 14, 2002, filed jointly by Bay Alarm Securities LLC (Bay Alarm) and the Westphal Family Foundation (Westphal), and Forms 4 filed by Bay Alarm September 24, 2003 and September 25, 2003, Bay Alarm is the direct beneficial owner of 4,258,188 shares of common stock and Westphal is the direct beneficial owner of 50,000 shares of common stock.

(4)	Based solely upon an amended Schedule 13G, dated February 14, 2002, filed jointly by William Blair Capital Partners VI, L.P. (WB Partnership) and William Blair Capital Partners VI, L.L.C. (WB LLC), WB Partnership is the direct beneficial owner of 3,652,649 shares of common stock. WB LLC, by virtue of it being the general partner of WB Partnership, may be deemed to be the beneficial owner of the shares of common stock owned by WB Partnership. WB LLC disclaims beneficial ownership of the 3,652,649 shares of common stock owned by WB Partnership.

(5)	Based solely upon a Schedule 13G, dated March 10, 2000, filed jointly by SCP Private Equity Partners, L.P. (Equity Partners), SCP Private Equity Management, L.P. (Equity Management), Winston J. Churchill (Churchill), Samuel A. Plum (Plum), and Safeguard Capital Management, Inc. (Capital Management), Equity Partners is the direct beneficial owner of 3,547,219 shares of common stock. Equity Management, by virtue of it being the general partner of Equity Partners, may be deemed to be the beneficial owner of the shares of common stock owned by Equity Partners. In addition, Churchill, Plum and Capital Management, by virtue of their being general partners of Equity Management, may also be deemed to be the beneficial owner of the shares of common stock owned by Equity Partners. Each of Equity Management, Churchill, Plum and Capital Management disclaims any direct or indirect beneficial ownership of the 3,547,219 shares of common stock owned by Equity Partners.

(6)	The common shares shown as beneficially owned by Mr. Ames include 1,000 common shares owned directly by Mr. Ames, and 73,208 common shares subject to vested options.

(7)	The common shares shown as beneficially owned by Mr. Bell include 50,000 common shares subject to vested options.

(8)	The common shares shown as beneficially owned by Mr. Brar include 48,000 common shares owned directly by Mr. Brar, and 149,833 common shares subject to vested options.

(9)	The common shares shown as beneficially owned by Mr. Carabelli include 50,000 common shares owned directly by Mr. Carabelli, and 233,333 common shares subject to vested options.

(10)	Mr. Chandler, by virtue of his being a managing director of WB LLC, may be deemed to be the beneficial owner of 3,652,649 common shares owned by WB Partnership. Mr. Chandler expressly disclaims beneficial ownership of any shares owned by WB Partnership.

(11)	The common shares shown as beneficially owned by Mr. Griffin include 221,900 shares of common stock owned directly by Mr. Griffin, and 1,095,694 common shares subject to vested options. In addition, Mr. Griffin, by virtue of his being a general partner of Griffin Family Limited Liability Partnership, L.L.P. (Griffin LLP), may be deemed to be the beneficial owner of 280,000 common shares owned by Griffin LLP.

(12)	The common shares shown as beneficially owned by Mr. Hawn include 400 shares of common stock owned directly by Mr. Hawn, and 75,000 common shares subject to vested options.

(13)	The common shares shown as beneficially owned by Mr. Jerry L. Johnson include 29,929 shares of common stock owned directly by Mr. Johnson, and 18,000 common shares subject to vested options.

(14)	The common shares shown as beneficially owned by Mr. La Rue include 691,868 common shares owned directly by Mr. La Rue and 299,833 shares subject to vested options.

(15)	Mr. Munro does not own any of our common shares.

(16)	The shares of common stock shown as beneficially owned by Mr. Plum include 165,000 common shares owned directly by Mr. Plum. In addition, Mr. Plum, by virtue of his being the managing general partner of Equity Partners, may be deemed to be the beneficial owner of 3,547,219 shares owned by Equity Partners. Mr. Plum expressly disclaims beneficial ownership of the shares of common stock owned by Equity Partners.

(17)	The shares of common stock shown as beneficially owned by Dr. Sheth include 1,000 common shares owned directly by Dr. Sheth and 21,000 common shares owned by Sheth and Associates, Inc., a wholly-owned corporation of Dr. Sheth’s, and 49,875 common shares subject to vested options.

(18)	The common shares shown as beneficially owned by all of Pac-West’s directors and executive officers as a group include the common shares beneficially owned by the directors and the named executive officers described in footnotes 6 through 17.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement may contain forward-looking statements, subject to uncertainties and risks. In this Proxy Statement, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the Commission on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the Commission. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

      You should read this Proxy Statement completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements speak only as of the date of this Proxy Statement. Except as required under federal securities laws and the rules and regulations of the Commission, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included, or incorporated by reference, in this Proxy Statement or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR THE 2004 ANNUAL MEETING

      Shareholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2004 Annual Meeting of shareholders must be mailed to the Corporate Secretary, Pac-West Telecomm, Inc., 1776 W. March Lane, Suite 250, Stockton, California 95207, and must be received by the Corporate Secretary on or before December 31, 2003. We will consider only proposals meeting the requirements of applicable federal securities laws and Commission rules promulgated thereunder.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The following information is incorporated herein by reference, a copy of each of which is delivered concurrently with this Proxy Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2002

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2003; and

•	Current Reports on Form 8-K filed July 2, July 3, July 18, July 31, July 31, August 12, October 21, October 30, 2003.

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement and prior to the Special Meeting, shall be deemed incorporated by reference and be part of this Proxy Statement from their respective filing dates. Any statement contained in this Proxy Statement or in any document incorporated or deemed to be incorporated by reference in this Proxy Statement will be deemed to be modified or superceded for the purpose of this Proxy Statement to the extent that a subsequent statement contained in this Proxy Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes the statement. Any statement so modified or superceded will not be deemed to be part of this Proxy Statement.

      You may access copies of these filings at our website at http://www.pacwest.com. However, our website and any information it contains are not a part of this Proxy Statement. In addition, you may request a copy of any of these filings, at no cost to you, by writing to:

Mr. H. Ravi Brar

Chief Financial Officer
Pac-West Telecomm, Inc.
1776 W. March Lane, Suite 250
Stockton, California 95207.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file with the Commission at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. You may also access some of this information via the World Wide Web through the Commission’s Internet address at http://www.sec.gov. Our Internet address is http://www.pacwest.com. However, any information that is included on or linked to our Internet site is not part of this Proxy Statement.

The Board of Directors

November      , 2003

PAC-WEST TELECOMM, INC.
1776 W. March Lane, Suite 250
Stockton, California 95207

PROXY

Solicited by the Board of Directors

     The undersigned hereby appoints H. Ravi Brar, Kristen Kimball, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the common stock of Pac-West Telecomm, Inc., which the undersigned is entitled to vote at the special meeting of shareholders to be held on December 4, 2003 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein. Unless both of these proposals are approved, the transactions described in the Proxy Statement will not have been approved by the shareholders and, accordingly, will not be completed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” IN ITEMS 1 AND 2.

1.	Approve the issuance of warrants entitling the holder to purchase up to 26,666,667 shares of our common stock at an exercise price of $1.50 per share and the issuance of common stock issuable upon the exercise of such warrants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Ratify all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including, among other things, the proposed financing transactions pursuant to which the warrants are intended to be issued and the proposed tender offer for at least a majority of our outstanding senior notes.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed and dated on the reverse side.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Please date and sign exactly as names appear on this Proxy. Joint owners should each sign. Trustees, executors, etc. should indicate the capacity in which they are signing.

Dated: ,2003

Signatures(s)

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